Exhibit 99.1

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REPORTS

RESULTS FOR 2019 SECOND QUARTER

San Antonio, TX, August 1, 2019 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (“the Company”) today reported financial results for the quarter ended June 30, 2019.

“This is an exciting time for Clear Channel Outdoor now that we are a fully independent, out-of-home advertising company,” said William Eccleshare, Worldwide Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “With our energized and dedicated leadership team in place and the support of our new shareholders and Board of Directors, we are now well positioned to build on our market leadership position, technology investments and growing digital platform as we continue to execute our strategic plan.

“Our teams are off to a great start – we have been chosen to partner with the city of Paris to modernize and bring its street furniture to life across the city. We also recently expanded our successful CCO RADAR platform in the U.S. with the development of a suite of tools that helps brands connect with audiences using their proprietary data. In addition, the completion of our equity offering marks an important step toward improving our capital structure.

“We believe the fundamental strengths of our industry, combined with our global footprint and strategic investments in digitization, automation and data analytics, together with a stronger balance sheet provide us with a solid foundation for the future.”

Key Financial Highlights

On May 1, 2019, the Company separated from iHeartMedia, Inc. (“iHeartMedia”) in connection with iHeartMedia’s emergence from bankruptcy. In connection with this separation, the Company received the “Clear Channel” and “Clear Channel Outdoor” trademarks and a net cash payment of $115.8 million which includes settlement of the Due from iHeartCommunications Note.

The Company’s key financial highlights for the second quarter of 2019, as compared to the same period of 2018, include:

•	Consolidated revenue decreased 2.0%. After adjusting for the impact from movements in foreign exchange rates, consolidated revenue increased 1.1%.

•	Americas revenue increased $27.2 million, or 9.1%.

•	International revenue decreased $41.2 million, or 10.0%. After adjusting for a $21.6 million impact from movements in foreign exchange rates, revenue decreased $19.6 million, or 4.7%.

•	Operating income decreased $11.5 million to $82.5 million.

•	OIBDAN decreased 4.2%. Excluding the impact from movements in foreign exchange rates, OIBDAN decreased 2.8%.

•

On July 30, 2019, the Company issued 100 million shares of common stock in a public offering which resulted in net proceeds of $333.5 million, net of underwriting discounts and offering expenses. The Company will use the net proceeds from this offering to redeem approximately $333.5 million aggregate principal amount of 9.25% Senior Subordinated Notes on August 22, 2019.

•	On July 30, 2019, we terminated the revolving loan agreement with iHeartCommunications, Inc. in connection with the closing of the equity offering. No amounts had been drawn under that facility.

Key Non-Financial Highlights

The Company’s key second quarter non-financial highlights include:

Global:

•

Sponsoring the Outdoor Lions awards at Cannes Lions 2019 International Festival of Creativity, which recognizes outstanding creativity in the medium, for the tenth consecutive year. Additionally, Clear Channel Outdoor (“CCO”) hosted informative sessions on the out-of-home (“OOH”) industry at Le Jardin de Clear Channel, CCO’s exclusively-owned hospitality space that served as a showroom of creative digital out-of-home (“DOOH”) campaigns.

•

Joining Spotify to celebrate the Pride movement with a new interactive global campaign featuring a bold creative visual with a simple message, “Yes,” and calling on those celebrating the movement to connect through a Spotify playlist specially curated for Pride. The campaign ran in 15 major cities in Europe and the U.S.

Americas:

•	Adding 26 new digital billboards in the United States. We had more than 1,600 digital displays, including more than 1,300 digital billboards, in our Americas business at June 30, 2019.

•

Building off of customer feedback, we branded three elements of our RADAR platform, a suite of tools that helps our clients optimize their planning and attribution in both the online and offline worlds. These three solutions have been under development for some time and are proprietary to CCO: RADARViewTM – Audience Planning, RADARProofTM – Attribution, and RADARConnectTM – Amplification.

•

Introducing, with much customer input, RADARSync, a powerful new tool that allows our customers to implement core elements of our RADAR data into their first and third-party data sets, allowing for OOH data to be incorporated seamlessly into multi-touch attribution models for the first time. This tool is currently in beta testing, but we expect this tool to be a core element of our RADAR platform.

•

Strengthening the airport business with three new contracts, including extending the contract with Philadelphia International Airport for an additional seven years, receiving a three-year contract extension from the Omaha Airport Authority’s Eppley Airfield, and continuing our relationship with the Palm Beach International Airport with a new five-year contract.

International:

•	Adding 491 new digital displays in our International markets, for a total of more than 14,000 digital displays in our International business at June 30, 2019.

•

Winning the City of Paris five-year street furniture contract, which includes 1,630 pieces of street furniture across the French capital. These panels enable advertisers to reach 85% of the Greater Paris population weekly, and the bespoke design reflects the City’s commitment to sustainability.

•

Collaborating with the principality of Monaco to upgrade its bus shelters and bring digital technologies and smart city solutions to the streets. These new shelters feature interactive digital touch screens; are equipped with a WiFi hotspot, 4G, and a smartphone charger; and provide advertisers with a new way to deliver their brand image.

•

Adding the Libourne district in the important Bourdeaux region and the cultural city of La Rochelle to Clear Channel France’s national portfolio. The contracts include street furniture and bus shelters and will run until 2031 and 2034, respectively.

•

Extending our national street furniture network in the U.K., having successfully won three major tender bids to work with local authorities in Southampton, Solihull, and Haringey to deliver new street furniture to the areas.

•

Receiving several creativity awards in Sweden for the dynamic DOOH campaign, “The Out-of-Home Project.” The campaign has won numerous international awards for the creative and innovative use of DOOH and for delivering meaningful benefit to citizens.

GAAP Measures by Segment1

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2019	2018		2019	2018
Revenue:
Americas	$327,142	$299,922	9.1%	$599,864	$555,769	7.9%
International	370,873	412,058	(10.0)%	685,267	754,609	(9.2)%

Consolidated Revenue	$698,015	$711,980	(2.0)%	$1,285,131	$1,310,378	(1.9)%

Direct operating and SG&A expenses[2]:
Americas	$191,456	$178,137	7.5%	$373,611	$351,960	6.2%
International	306,294	320,088	(4.3)%	594,932	634,962	(6.3)%

Consolidated Direct operating and SG&A expenses[2]	$497,750	$498,225	(0.1)%	$968,543	$986,922	(1.9)%

Operating income[3]:
Americas	$91,128	$78,662	15.8%	$142,199	$116,182	22.4%
International	30,767	53,287	(42.3)%	21,942	42,399	(48.2)%
Corporate	(40,711)	(38,889)	(4.7)%	(70,324)	(75,315)	6.6%
Other operating income (expense), net	1,270	929		(2,252)	875

Consolidated Operating income	$82,454	$93,989	(12.3)%	$91,565	$84,141	8.8%

[1]	Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information.

[2]

Direct operating and SG&A expenses as included throughout this earnings release refers to the sum of direct operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization).

[3]

Americas and International operating income is calculated as revenue less: (a) direct operating and SG&A expenses and (b) depreciation and amortization. Corporate is calculated as the sum of corporate expenses, including non-cash compensation expenses, and corporate depreciation and amortization. Refer to the reconciliation of OIBDAN to operating income (loss) at the end of this press release for the depreciation and amortization amounts for each period.

Non-GAAP Measures by Segment1 (see preceding table for comparable GAAP measures)

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2019	2018		2019	2018
Revenue excluding movements in foreign exchange[2]:
Americas	$327,140	$299,922	9.1%	$599,862	$555,769	7.9%
International	392,517	412,058	(4.7)%	731,632	754,609	(3.0)%

Consolidated Revenue excluding movements in foreign exchange[2]	$719,657	$711,980	1.1%	$1,331,494	$1,310,378	1.6%

Direct operating and SG&A expenses excluding movements in foreign exchange[2]:
Americas	$191,454	$178,137	7.5%	$373,611	$351,960	6.2%
International	324,597	320,088	1.4%	636,059	634,962	0.2%

Consolidated Direct operating and SG&A expenses excluding movements in foreign exchange[2]	$516,051	$498,225	3.6%	$1,009,670	$986,922	2.3%

OIBDAN[3]:
Americas	$135,686	$121,785	11.4%	$226,253	$203,809	11.0%
International	64,579	91,970	(29.8)%	90,335	119,647	(24.5)%
Corporate	(30,346)	(36,409)	16.7%	(57,126)	(69,738)	18.1%

Consolidated OIBDAN[3]	$169,919	$177,346	(4.2)%	$259,462	$253,718	2.3%

OIBDAN excluding movements in foreign exchange[2]:
Americas	$135,686	$121,785	11.4%	$226,251	$203,809	11.0%
International	67,920	91,970	(26.1)%	95,573	119,647	(20.1)%
Corporate	(31,159)	(36,409)	14.4%	(58,647)	(69,738)	15.9%

Consolidated OIBDAN excluding movements in foreign exchange[2]	$172,447	$177,346	(2.8)%	$263,177	$253,718	3.7%

[1]

Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information. See the end of this press release for reconciliations of (i) revenue excluding effects of foreign exchange rates to revenue, by segment and consolidated; (ii) direct operating and SG&A expenses excluding effects of foreign exchange rates to direct operating and SG&A expenses, by segment and consolidated; (iii) corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates to corporate expenses; and (iv) OIBDAN excluding effects of foreign exchange rates and OIBDAN to operating income (loss), by segment and consolidated.

[2]

Revenue excluding effects of foreign exchange rates, direct operating and SG&A expenses excluding effects of foreign exchange rates, and OIBDAN excluding effects of foreign exchange rates are calculated by converting the current period’s amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period.

[3]	See the definition of OIBDAN under the Supplemental Disclosure section in this release.

Second Quarter 2019 Results

Consolidated

Consolidated revenue decreased $14.0 million, or 2.0%, during the second quarter of 2019 compared to the same period of 2018. After adjusting for a $21.6 million impact from movements in foreign exchange rates, consolidated revenue increased $7.6 million, or 1.1%.

Consolidated direct operating and SG&A expenses decreased $0.5 million, or 0.1%, during the second quarter of 2019 compared to the same period of 2018. After adjusting for an $18.3 million impact from movements in foreign exchange rates, consolidated direct operating and SG&A expenses increased $17.8 million, or 3.6%.

Consolidated operating income decreased $11.5 million to $82.5 million during the second quarter of 2019 compared to the same period of 2018, and the Company’s OIBDAN decreased 4.2% to $169.9 million over the same period. After adjusting for movements in foreign exchange rates, the Company’s OIBDAN decreased 2.8%.

Americas

Americas revenue increased $27.2 million, or 9.1%, during the second quarter of 2019 compared to the same period of 2018. The largest driver was an increase in digital revenue from billboards and street furniture primarily due to higher rates and the deployment of new digital displays. Increases in revenue from airport displays, print billboards and wallscapes also contributed to the overall growth in revenue. Total digital revenue was $105.9 million and $88.5 million for the three months ended June 30, 2019 and 2018, respectively. Digital revenue from billboards and street furniture was $80.9 million and $69.1 million for the three months ended June 30, 2019 and 2018, respectively. Revenue generated from national sales comprised 41% and 39% of total revenue for the three months ended June 30, 2019 and 2018, respectively.

Americas direct operating and SG&A expenses increased $13.3 million, or 7.5%, during the second quarter of 2019 compared to the same period of 2018, primarily due to higher variable site lease expenses related to higher revenue and higher employee compensation expense, including variable incentive compensation.

Americas operating income increased 15.8% to $91.1 million during the second quarter of 2019 compared to the same period of 2018, and Americas OIBDAN increased $13.9 million, or 11.4%, over the same period.

International

International revenue decreased $41.2 million, or 10.0%, during the second quarter of 2019 compared to the same period of 2018. After adjusting for a $21.6 million impact from movements in foreign exchange rates, International revenue decreased $19.6 million, or 4.7%, primarily due to an $18.1 million decrease in China revenues due to weakening economic conditions. Clear Media Limited, our Chinese subsidiary, remains cautious about the operating environment in 2019 as uncertainty continues in China’s overall economy. The non-renewal of contracts in certain countries, including Italy and Spain, also contributed to the decrease in revenue. These decreases were partially offset by increases in revenue from digital display expansion in the United Kingdom and new contracts in Finland. Total digital revenue was $90.1 million and $86.4 million for the three months ended June 30, 2019 and 2018, respectively. Excluding the $5.0 million impact from movements in foreign exchange rates, total digital revenue increased $8.7 million during the three months ended June 30, 2019 compared to the same period of 2018.

International direct operating and SG&A expenses decreased $13.8 million, or 4.3%, during the second quarter of 2019 compared to the same period of 2018. After adjusting for an $18.3 million impact from movements in foreign exchange rates, direct operating and SG&A expenses increased $4.5 million, or 1.4%. The increase was primarily due to increased professional fees related to the investigation in China and higher site lease expenses in countries experiencing revenue growth, partially offset by lower site lease expenses in Italy and Spain due to the non-renewal of contracts.

International operating income decreased $22.5 million to $30.8 million during the second quarter of 2019 compared to the same period of 2018, and International OIBDAN decreased $27.4 million, or 29.8%, over the same period. After adjusting for a $3.3 million impact from movements in foreign exchange rates, International OIBDAN decreased $24.1 million, or 26.1%.

Clear Channel International B.V. (“CCIBV”)

CCIBV revenue decreased $20.5 million during the second quarter of 2019 compared to the same period of 2018, to $290.4 million. After adjusting for a $16.8 million impact from movements in foreign exchange rates, CCIBV revenue decreased $3.7 million.

CCIBV operating income was $16.7 million in the second quarter of 2019 compared to an operating income of $17.5 million in the same period in 2018.

Liquidity and Financial Position

As of June 30, 2019, we had $372.5 million of cash on our balance sheet, including $146.1 million of cash held outside the U.S. by our subsidiaries. For the six months ended June 30, 2019, cash provided by operating activities was $55.1 million, cash used for investing activities was $76.7 million, cash provided by financing activities was $208.3 million, and there was a $0.2 million increase that resulted from the impact from movements in foreign exchange rates on cash. The net increase in cash, cash equivalents and restricted cash from December 31, 2018 was $186.9 million. Capital expenditures for the six months ended June 30, 2019 were $79.3 million compared to $61.3 million for the same period in 2018.

On May 1, 2019, the date of the Company’s separation from iHeartMedia, iHeartMedia paid the Company a total net payment of approximately $107.0 million, reflecting the settlement of the amount due under the promissory note owed by iHeartCommunications, Inc. (“iHeartCommunications”), offset by the repayment of the post-petition intercompany balance owed by the Company to iHeartCommunications and a set-off value of intellectual property transferred to the Company by iHeartMedia. In May 2019, iHeartCommunications paid an additional $8.8 million to the Company in respect to intercompany amounts incurred through the separation date.

On May 1, 2019, the Company issued 45,000 shares of its Series A Perpetual Preferred Stock, par value $0.01 per share, to an investor, with such preferred stock having an aggregate initial liquidation preference of $45.0 million for a cash purchase price of $45.0 million, before fees and expenses.

On July 30, 2019, the Company issued 100 million shares of common stock in a public offering which resulted in net proceeds of $333.5 million, net of underwriting discounts and estimated offering expenses. The Company will use the net proceeds from this offering to redeem approximately $333.5 million aggregate principal amount of 9.25% Senior Subordinated Notes (the “CCWH Senior Subordinated Notes”) on August 22, 2019.

As of June 30, 2019, our total debt was $5,296.4 million. During the six months ended June 30, 2019, we spent $161.2 million of cash on interest on our debt. After giving effect to the partial redemption of 9.25% Senior Subordinated Notes using the net proceeds of the underwritten public offering of common stock, we anticipate having approximately $161.0 million of cash interest payment obligations in the second half of 2019 and $385.8 million in 2020. Our consolidated leverage ratio was 8.8:1 as of June 30, 2019 and would have been 8.2:1 as of June 30, 2019, after giving the effect to the partial redemption of $333.5 million aggregate principal amount of the CCWH Senior Subordinated Notes. Consolidated leverage ratio is defined as total debt (as defined by the indenture governing the CCWH Senior Subordinated Notes) divided by EBITDA (as defined by the indenture governing the CCWH Senior Subordinated Notes). After giving effect to the redemption of $333.5 million of CCWH Senior Subordinated Notes, total debt (as defined by the indenture governing the CCWH Senior Subordinated Notes) as of June 30, 2019 would have been $5,009.2 million, which is $5,339.0 million principal amount of debt, plus $3.7 million of deferred purchase price consideration, less $333.5 million of CCWH Senior Subordinated Notes subject to the partial redemption. A reconciliation of EBITDA (as defined by the indenture governing the CCWH Senior Subordinated Notes) to net cash provided by operating activities for the four quarters ended June 30, 2019 is set forth under “Supplemental Disclosure Regarding Non-GAAP Financial Information.”

Additionally, CCO has a receivables-based credit facility, maturing in 2023, that provides for revolving credit commitments of up to $125.0 million. As of June 30, 2019, the facility had $80.7 million of letters of credit outstanding, resulting in $44.3 million of excess availability. Certain additional restrictions, including a springing financial covenant, take effect at decreased levels of excess availability.

Conference Call

The Company will host a conference call to discuss results on August 1, 2019 at 8:30 a.m. Eastern Time. The conference call number is 1-877-665-6356 (U.S. callers) and 1-270-215-9897 (International callers), and the passcode for both is 4756729. A live audio webcast of the conference call will also be available on the events section of the Clear Channel Outdoor Holdings, Inc. website (www.investor.clearchannel.com). After the live conference call, a replay of the webcast will be available for a period of 30 days on the events section of the Clear Channel Outdoor Holdings, Inc. website (www.investor.clearchannel.com).

TABLE 1—Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

The comparison of our historical results of operations for the three and six months ended June 30, 2019 to the three and six months ended June 30, 2018 is as follows:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$698,015	$711,980	$1,285,131	$1,310,378
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	363,029	372,936	710,856	734,225
Selling, general and administrative expenses (excludes depreciation and amortization)	134,721	125,289	257,687	252,697
Corporate expenses (excludes depreciation and amortization)	38,907	37,928	67,521	73,363
Depreciation and amortization	80,174	82,767	155,250	166,827
Other operating income (expense), net	1,270	929	(2,252)	875

Operating income	82,454	93,989	91,565	84,141
Interest expense, net	107,971	96,777	222,834	194,041
Loss on extinguishment of debt	—	—	(5,474)	—
Loss on Due from iHeartCommunications	(5,778)	—	(5,778)	—
Other expense, net	(9,203)	(35,402)	(9,768)	(15,761)

Loss before income taxes	(40,498)	(38,190)	(152,289)	(125,661)
Income tax benefit (expense)	29,093	(4,753)	(28,670)	(50,120)

Consolidated net loss	(11,405)	(42,943)	(180,959)	(175,781)
Less: Amount attributable to noncontrolling interest	(466)	7,440	(5,853)	3,024

Net loss attributable to the Company	$(10,939)	$(50,383)	$(175,106)	$(178,805)

For the three months ended June 30, 2019 compared to the same period of 2018, foreign exchange rate movements decreased the Company’s revenue, direct operating expenses, and SG&A expenses by $21.6 million, $13.6 million, and $4.7 million, respectively. For the six months ended June 30, 2019 compared to the same period of 2018, foreign exchange rate movements decreased the Company’s revenue, direct operating expenses, and SG&A expenses by $46.4 million, $30.8 million, and $10.3 million, respectively.

TABLE 2—Selected Balance Sheet Information

Selected balance sheet information for June 30, 2019 and December 31, 2018 is as follows:

(In millions)	June 30, 2019	December 31, 2018
Cash and cash equivalents	$372.5	$182.5
Total current assets	1,128.7	1,015.8
Net property, plant and equipment	1,216.7	1,288.9
Total assets	6,428.0	4,522.0
Current liabilities (excluding current portion of long-term debt)	1,118.9	729.6
Long-term debt (including current portion of long-term debt) and mandatorily redeemable preferred stock	5,341.2	5,277.3
Stockholders’ deficit	(2,214.9)	(2,101.7)

TABLE 3—Total Debt

At June 30, 2019 and December 31, 2018, Clear Channel Outdoor Holdings had a total net debt of:

(In millions)	June 30, 2019	December 31, 2018
Clear Channel Worldwide Senior Notes:
6.5% Series A Senior Notes Due 2022	$735.8	$735.8
6.5% Series B Senior Notes Due 2022	1,989.2	1,989.2
Clear Channel Worldwide Holdings Senior Subordinated Notes:
7.625% Series A Senior Subordinated Notes Due 2020	—	275.0
7.625% Series B Senior Subordinated Notes Due 2020	—	1,925.0
9.25% Senior Subordinated Notes Due 2024	2,235.0	—
Clear Channel International B.V. Senior Notes due 2020	375.0	375.0
Other debt	4.0	3.9
Original issue discount	(1.0)	(0.7)
Long-term debt fees	(41.6)	(25.9)

Total debt	5,296.4	5,277.3
Cash	372.5	182.5

Net Debt	$4,923.9	$5,094.8

The current portion of long-term debt was $0.3 million and $0.2 million as of June 30, 2019 and December 31, 2018, respectively.

Supplemental Disclosure Regarding Non-GAAP Financial Information

A significant portion of the Company’s advertising operations is conducted in foreign markets, principally Europe (including the U.K.) and China, and management reviews the results from its foreign operations on a constant dollar basis. The Company presents the non-GAAP financial measures of revenue excluding the effects of foreign exchange rates (including International digital revenue excluding the effects of foreign exchange rates), direct operating and SG&A expenses excluding the effects of foreign exchange rates, and OIBDAN (as defined below) excluding the effects of foreign exchange rates because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period-to-period comparisons of business performance and provides useful information to investors. These non-GAAP financial measures, which exclude the effects of foreign exchange rates, are calculated by converting the current period’s amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period. The Company also presents corporate expenses excluding the effects of non-cash compensation expenses because OIBDAN excludes non-cash compensation expenses. Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance.

The Company uses OIBDAN, among other measures, to evaluate the Company’s operating performance. The Company defines OIBDAN as consolidated operating income adjusted to exclude non-cash compensation expenses included within corporate expenses, as well as the following line items presented in its statement of operations: depreciation and amortization, impairment charges, and other operating income (expense), net. OIBDAN is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.

As required by the SEC rules, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) revenue excluding effects of foreign exchange rates to revenue, by segment and consolidated; (ii) direct operating and SG&A expenses excluding effects of foreign exchange rates to direct operating and SG&A expenses, by segment and consolidated; (iii) corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates to corporate expenses; and (iv) OIBDAN excluding effects of foreign exchange rates and OIBDAN to operating income (loss), by segment and consolidated.

Reconciliation of Revenue excluding effects of foreign exchange rates to Revenue1

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2019	2018		2019	2018
Consolidated Revenue	$698,015	$711,980	(2.0)%	$1,285,131	1,310,378	(1.9)%
Excluding: Effects of foreign exchange	21,642	—		46,363	—

Consolidated Revenue excluding effects of foreign exchange	$719,657	$711,980	1.1%	$1,331,494	$1,310,378	1.6%

Americas Revenue	$327,142	$299,922	9.1%	$599,864	$555,769	7.9%
Excluding: Effects of foreign exchange	(2)	—		(2)	—

Americas Revenue excluding effects of foreign exchange	$327,140	$299,922	9.1%	$599,862	$555,769	7.9%

International Revenue	$370,873	$412,058	(10.0)%	$685,267	$754,609	(9.2)%
Excluding: Effects of foreign exchange	21,644	—		46,365	—

International Revenue excluding effects of foreign exchange	$392,517	$412,058	(4.7)%	$731,632	$754,609	(3.0)%

International Digital Revenue	$90,071	$86,381	4.3%	$162,513	$157,993	2.9%
Excluding: Effects of foreign exchange	4,965	—		10,724	—

International Digital Revenue excluding effects of foreign exchange	$95,036	$86,381	10.0%	$173,237	$157,993	9.6%

[1]	Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information.

Reconciliation of Direct operating and SG&A expenses excluding effects of foreign exchange rates to Direct operating and SG&A expenses1

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2019	2018		2019	2018
Consolidated Direct operating and SG&A expenses	$497,750	$498,225	(0.1)%	$968,543	$986,922	(1.9)%
Excluding: Effects of foreign exchange	18,301	—		41,127	—

Consolidated Direct operating and SG&A expenses excluding effects of foreign exchange	$516,051	$498,225	3.6%	$1,009,670	$986,922	2.3%

Americas Direct operating and SG&A expenses	$191,456	$178,137	7.5%	$373,611	$351,960	6.2%
Excluding: Effects of foreign exchange	(2)	—		—	—

Americas Direct operating and SG&A expenses excluding effects of foreign exchange	$191,454	$178,137	7.5%	$373,611	$351,960	6.2%

International Direct operating and SG&A expenses	$306,294	$320,088	(4.3)%	$594,932	$634,962	(6.3)%
Excluding: Effects of foreign exchange	18,303	—		41,127	—

International Direct operating and SG&A expenses excluding effects of foreign exchange	$324,597	$320,088	1.4%	$636,059	$634,962	0.2%

[1]	Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information.

Reconciliation of Corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates to Corporate expenses

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2019	2018		2019	2018
Corporate expenses	$38,907	$37,928	2.6%	$67,521	$73,363	(8.0)%
Excluding: Non-cash compensation expense	(8,561)	(1,519)		(10,395)	(3,625)

Corporate expenses excluding non-cash compensation expense	$30,346	$36,409	(16.7)%	$57,126	$69,738	(18.1)%
Excluding: Effects of foreign exchange	$813	$—		$1,521	$—

Corporate expenses excluding non-cash compensation expense and effects of foreign exchange	$31,159	$36,409	(14.4)%	$58,647	$69,738	(15.9)%

Reconciliation of OIBDAN excluding effects of foreign exchange rates and OIBDAN for each segment to Consolidated and Segment Operating income (loss)

(In thousands)	OIBDAN excluding effects of foreign exchange	Foreign exchange effects	OIBDAN (subtotal)	Non-cash compensation expenses	Depreciation and amortization	Other operating (income) expense, net	Operating income (loss)
Three Months Ended June 30, 2019
Americas	$135,686	$—	$135,686	$—	$44,558	$—	$91,128
International	67,920	(3,341)	64,579	—	33,812	—	30,767
Corporate	(31,159)	813	(30,346)	8,561	1,804	—	(40,711)
Other operating income, net	—	—	—	—	—	(1,270)	1,270

Consolidated	$172,447	$(2,528)	$169,919	$8,561	$80,174	$(1,270)	$82,454

Three Months Ended June 30, 2018
Americas	$121,785	$—	$121,785	$—	$43,123	$—	$78,662
International	91,970	—	91,970	—	38,683	—	53,287
Corporate	(36,409)	—	(36,409)	1,519	961	—	(38,889)
Other operating income, net	—	—	—	—	—	(929)	929

Consolidated	$177,346	$—	$177,346	$1,519	$82,767	$(929)	$93,989

(In thousands)	OIBDAN excluding effects of foreign exchange	Foreign exchange effects	OIBDAN (subtotal)	Non-cash compensation expenses	Depreciation and amortization	Other operating (income) expense, net	Operating income (loss)
Six Months Ended June 30, 2019
Americas	$226,251	$2	$226,253	$—	$84,054	$—	$142,199
International	95,573	(5,238)	90,335	—	68,393	—	21,942
Corporate	(58,647)	1,521	(57,126)	10,395	2,803	—	(70,324)
Other operating expense, net	—	—	—	—	—	2,252	(2,252)

Consolidated	$263,177	$(3,715)	$259,462	$10,395	$155,250	$2,252	$91,565

Six Months Ended June 30, 2018
Americas	$203,809	$—	$203,809	$—	$87,627	$—	$116,182
International	119,647	—	119,647	—	77,248	—	42,399
Corporate	(69,738)	—	(69,738)	3,625	1,952	—	(75,315)
Other operating income, net	—	—	—	—	—	(875)	875

Consolidated	$253,718	$—	$253,718	$3,625	$166,827	$(875)	$84,141

The following table reflects a reconciliation of EBITDA (as defined by the CCWH Senior Notes indentures) to operating income and net cash provided by operating activities for the four quarters ended June 30, 2019:

(In millions)	Four Quarters Ended June 30, 2019
EBITDA (as defined by the CCWH Senior Notes indentures)	$607.4
Less adjustments to EBITDA (as defined by the CCWH Senior Notes indentures):
Costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities	(16.9)
Extraordinary, non-recurring or unusual gains or losses or expenses (as referenced in the definition of EBITDA in the CCWH Senior Notes indentures)	(4.4)
Non-cash charges	(5.6)
Other items	9.3
Less: Depreciation and amortization, Impairment charges, Gains and losses on acquisitions and divestitures and Share-based compensation expense	(330.6)

Operating income	259.2
Plus: Depreciation and amortization, Impairment charges, Gain (loss) on disposal of operating and fixed assets and Share-based compensation expense	330.3
Less: Interest expense	(416.7)
Plus: Interest income on Due from iHeartCommunications	0.2
Less: Current income tax expense	(58.3)
Plus: Other income, net	(28.7)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	38.0
Change in assets and liabilities, net of assets acquired and liabilities assumed	52.5

Net cash provided by operating activities	$176.5

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of approximately 450,000 print and digital displays in 31 countries across Asia, Europe, Latin America and North America, including 28 U.S. markets, reaching millions of people monthly. A growing digital platform includes more than 14,000 digital displays in international markets and more than 1,600 digital displays, including more than 1,300 digital billboards, in the U.S.

Comprised of two business divisions – Clear Channel International (CCI), covering markets in Asia, Europe and Latin America, and Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division – CCO employs approximately 5,800 people globally. More information is available at www.investor.clearchannel.com, www.clearchannelinternational.com and www.clearchanneloutdoor.com.

For further information, please contact:

Investors

Eileen McLaughlin

Vice President – Investor Relations

(646) 355-2399

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. and its subsidiary Clear Channel International B.V. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our business plans, strategies and initiatives and our expectations about certain markets, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic conditions; our ability to service our debt obligations and to fund our operations and capital expenditures; industry conditions, including competition; our dependence on our senior management team and other key individuals; our ability to obtain key municipal concessions for our street furniture and transit products; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; other general economic and political conditions in the United States and in other countries in which we currently do business; changes in labor conditions and management; the impact of future dispositions, acquisitions and other strategic transactions; legislative or regulatory requirements; regulations and consumer concerns regarding privacy and data protection ; increases in tax rates or changes in tax laws or regulations; a breach of our security measures; restrictions on outdoor advertising of certain products; capital expenditure requirements; fluctuations in exchange rates and currency values; risks of doing business in foreign countries; new or increased tariffs or unfavorable changes in trade policy; the risk that we may be more susceptible to adverse events following the Separation from iHeartCommunications; the risk that we may be unable to replace the services iHeartCommunications provided us in a timely manner or on comparable terms; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness and our Series A Preferred Stock limiting our flexibility in operating our business; and the effect of analyst or credit ratings downgrades. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including the section entitled “Item 1A. Risk Factors” of Clear Channel Outdoor Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Current Report on Form 8-K filed on May 2, 2019. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.